EXHIBIT 8

LIST OF SUBSIDIARIES

NAI Interactive Ltd. – 100% owned by ChineseWorldNet.com Inc.
ChineseWorldNet.com (Hong Kong) Ltd. – 99% owned by ChineseWorldNet.com Inc.
CWN China Co., Ltd. – 70% owned by ChineseWorldNet.com Inc.